Exhibit 10.4

WEBSITE DEVELOPMENT AGREEMENT

AGREEMENT made July 17th 2006 by and between DIGITAL YOUTH NETWORK CORP (hereinafter referred to as the "Customer" with its offices at 303-1847 West Broadway, Vancouver, B.C., Canada, V6J 1Y6) and Jorge Salazar doing business as “Beacon Media Inc.” (hereinafter referred to as the "Consultant" with its office at 40-1866 Rufus Dr., North Vancouver, BC. Canada, V7J 3L7).

WHEREAS the Consultant has been commissioned to create and design and supply original artwork and computer files that will serve as a World-Wide Website Mobile on demand storefronts.

WHEREAS the parties agree the reproduction or the original artwork may be used in graphic programs, software, merchandise, adjuncts, packaging, books, advertising, promotional items, corporate identity items, or manuals of the Customer,

IT IS AGREED AS FOLLOWS:

Customer agrees to pay a fee for the artwork and Website development as follows:

1. Fees and Delivery Schedule.

a. The contract price, unless modified in writing by the parties, consists of the estimate provided to the Customer and the remainder of the cost. “Remainder of the cost” is defined as any original features (“estimate”) plus options” (features and/or functions requested by the Customer and priced separately) plus overage that the Customer has incurred minus any payments already made.

“Overage” is defined as time spent on new elements or requirements introduced into the project by the Customer during the development and/or testing and revision periods and/or after completion of the project that have not been estimated in section 1d of this contract as part of the original project or an option for the project. Overage time is billed at $35.00 per hour in half hour increments.

b. The following are the invoice dates and amounts for this project:

i. A single payment of $2,250.00 is required on August 1, 2006.

ii. A single payment of $2,250.00 is required on August 15, 2006.

iii. A single payment of $2,250.00 is required on September 1, 2006.

iv. The remainder of the estimate, $2,250.00, plus the global GST and any approved options added and overage incurred prior thereto will be invoiced on September 15, 2006.

c. All delivery dates depend on the timeliness of the delivery of materials and information by the Customer. In the event materials are not timely delivered by the Customer, then the following delivery dates are automatically extended by the number of days in which the Customer materials are late. In the event the Consultant becomes unable to deliver the site on the completion date because of events outside the control of the Consultant, or If the Customer, after the execution of this agreement, orders options or creates the necessity for overages, then the Consultant shall give reasonable assurance of the new completion date and shall fix such date on a reasonable basis. All payments are non-refundable except in the case of breach by the Consultant (see section 8).

d. Payment shall be made as per the terms on each invoice as hereinabove set forth and the Consultant shall be entitled to reasonable legal fees in the event the services of an attorney are necessary for collection. Checks, Money Orders, and Bank Wire Transfers must be made out to Beacon Media Inc and sent to 40-1866 Rufus Drive, North Vancouver, BC, V7J 3L7, Canada. Bank account and routing information available upon request. All prices are in Canadian Dollars. All invoices are payable immediately upon due date.

e. Estimate and options for project

ESTIMATE ON THE PROJECT: $9,000.00 + 50,000 DYOUF.OB stocks

This site will be programmed using PHP, ASP 2.0, JavaScript 1.2, Visual Basic 6.0, and HTML 4.0, which will allow this website component to be compatible with the following browsers and versions: Netscape Navigator/Communicator 4.7 and newer, Microsoft Internet Explorer 4.0 and newer, and AOL 4.0 and newer. The Customer recognizes that because of variations in software, programming languages, and technologies that it cannot be assumed that the site will be compatible with alternate servers, earlier versions of software, or technologies or versions of software which had not been released to the public at the time of this contract. Any change in: the hosting facility including to a facility running the same software as the original server, programming languages and versions as specified, server platform (or newer or older versions of the original platform), installed server software, or newer or older versions of installed server software; or other changes by the Customer to the above specifications may cause the site to require modifications, testing, or setup at additional expense to the Customer.

This estimate is based upon the Customer providing the materials needed to develop the site as follows: Text must be given to us already typed in any of the following formats: WordPerfect (.wpd), Microsoft Word or WordPad (.doc), ASCII text (.txt), or Rich Text Format (.rtf). Text can also be pasted into an email, but please note it will most likely lose its formatting. For files with a lot of bolding, underlining, italics, or tables, please use WordPerfect or Microsoft Word/WordPad formats.

Graphics, photos, and logos should be provided by the Customer digitally in any of the following formats: JPEG (.jpg), Photoshop (.psd), Tiff (.tif), or EPS (.eps) preferably in 24-bit color at high resolution and without compression. Photoshop files may include layers. Consultant can only work with positive photographs, slides, chromes, QuarkXpress documents (.qxd), PageMaker documents, and other non-approved formats at an extra cost as an option. Consultant is using a Windows PC, so all files must have the appropriate .??? or .???? extension. Materials may be provided on Macintosh or PC formatted 3.5" floppy disks, 100MB Zip disks, CD-ROMs, or Compact Flash cards.

Materials may also be sent as attached files to an email or FTP’ed to our anonymous FTP site. No file over 2 megabytes in size may be emailed.

f. No items, functions, or implementations which are not specifically detailed in the estimate (section 1d), including but not limited to artwork, animations, logo creation, Java, JavaScript, Shockwave, Flash, audio, video, movies, and other interactive elements, shall be deemed part of the estimate. There will only be proposed a maximum of two designs as part of the estimate after which the Customer must decide between one of those two.

Such features and/or functions are to be proposed separately as an option and upon written approval by the Customer shall become part of this contract. This contract does not provide maintenance or upgrades. Accordingly, no additional fee will be charged to the Customer for such purposes unless the Customer details the changes or new functions and both of the parties approve in writing the new work as an option. Other than payment for such services which are specifically set forth in section 1d payable to the Consultant as part of this contract, Customer recognizes that there are or may be other fees associated with operating a Website, including but not limited to Website hosting, Website statistics, visitor tracking, and domain name registration and renewal, which are not included in this contract and are to be paid by the Customer to third parties.

g. Customer has the responsibility of timely providing technical and other information and documentation as needed by the Consultant and to test the product provided and make written comments to the Consultant within reasonable time periods as indicated by Consultant. The failure to provide such timely written information, or test the product, or provide written comment on the tested produce within those time periods may cause a delay in the completion of the project both with regard to the completion date and possible interference with other contractual obligations of the Consultant. Upon reasonable written notice by the Consultant, and upon the failure of the Customer to comply with the requests for information, testing or comment period, the Consultant may deem the Customer to be in breach of the agreement, cancel the agreement with the Customer, retain the monies already paid, and invoice for services rendered to date which shall be paid within ten days of receipt of the invoice; or the Consultant, at its option, may place the project on “hold,” fix new contract dates for delivery and completion, and invoice the Customer for the work done to date, which shall be paid within ten days of receipt of the invoice.

2. Reproduction rights.

a. The Reproduction Rights set forth herein in this Section 2 to the Customer shall take place and be effective only upon payment in full by the Customer under the terms and time periods of this Agreement.

b. The services provided by Consultant under this agreement (the "Services") and all materials, products, and modifications developed by or prepared for Customer by Consultant under this agreement and are the property of the Customer, and all right, title, and interest therein shall vest in Customer and shall be deemed a "work made for hire" made in the course of the services rendered hereunder. To the extent that title to any such works may not vest in Customer by operation of law, or such works may not be considered works made for hire, all right, title, and interest therein are hereby irrevocably assigned to Customer exclusively throughout the world. All such material shall belong exclusively to Customer and Customer shall have the right to obtain and hold in Customer's own name copyrights, patents, and trademark registrations, and any other form of protection appropriate to the subject matter, and any extensions and renewals thereof, except for the trademark, logo, or identification of the Consultant or any archival photos, artwork, audio, or video which are in the public domain or any licensed software within the Website.

Consultant agrees to give Customer and any person designated by Customer any reasonable assistance required to perfect the rights defined in this section upon payment of all fees hereinabove set forth.

c. The Customer shall also have the right to reproduce the completed artwork as interior illustrations, appear on merchandise, form a jacket of any packaging or software, on any book or manual thereof which it may print or publish for the packaging and instruction of the merchandise which it sells or distributes, in advertising, promotional items, and corporate identity items.

d. Nothing in this Section 2 shall expand the limitations of the Consultant’s warranties pursuant to section 3 and such warranty runs only to the Customer and is not assignable. Subject to this section 2, to the extent Consultant incorporates any of its intellectual property owned by it prior to the development of the World-Wide Website into the World-Wide Website, it hereby grants to Customer a perpetual, irrevocable, fully paid-up and royalty-free, worldwide, sub-licensable, non-exclusive and unrestricted license and right to use, reproduce, modify, transfer, and maintain such intellectual property and all of its derivatives in the World-Wide Website, except for licensed software, which it subject to the terms of that license agreement, and except for the trademark, logo, or identification of the Consultant and any intellectual property of the Consultant which can be modified only by the Consultant. However, Consultant has the right to reproduce the artwork and Website pages for its advertising and marketing without the permission of the Customer.

3. Consultant's warranties.

The Consultant represents as follows:

a. That the Consultant warrants that the website it has installed pursuant to the specifications in section 1d shall be free of defects in workmanship for six-months from the date of the final invoice under this contract. If any failure to conform to this warranty becomes apparent during a period of six months after date of final invoice, Consultant shall, upon prompt written notice of the defect from the Customer, repair the website to make it conform to the terms of this contract. Correction in the manner provided herein shall constitute a fulfillment of all liabilities of Consultant with respect to the quality of its services and this contract. In the event of options or upgrades subsequent to the final invoice under this contract, each such option or upgrade shall have its own separate six-month warranty from invoice under these same terms. This warranty shall not be extended, altered, or varied except by a written instrument signed by both parties and no such instrument shall be deemed to be a modification of this warranty unless such writing specifically indicates that it is a modification of the warranty. This warranty is exclusive and in lieu of and the Customer waives all other warranties, express or implied, including the warranty of merchantability and fitness for purpose. The obligation of the Consultant, whether by this warranty, or contract, or any claim of negligence, is limited to the terms of this warranty, and there is no right of consequential damage to Customer or any third-party. If complete payment of any invoice is not made pursuant to the terms of this agreement and within thirty (10) days after a written notice has been sent to the Customer, the obligation of the Consultant under this warranty is void, while the limitations on the liability of the Consultant still control. In the event the Customer modifies or alters its Website using a company or service other than the Consultant, this portion (section 3a) of the warranty is void.

b. If the World-Wide Website content developed or used in connection with the development of the Website by Consultant becomes the subject of a claim of infringement or misappropriation of a patent, copyright, trademark, or proprietary right of any third party, or if a temporary restraining order or other injunctive relief is entered against the use of part of all of such content, Consultant, in addition to its obligations set forth above, shall use its best efforts to either

i promptly replace such content with compatible non-infringing content; or

ii promptly modify the content to make it non-infringing without materially impairing the ability to use the content as intended; or

iii promptly protect Customer's right to continue using the content; or

iv if none of the foregoing alternatives is reasonably available to Consultant, promptly pay to Customer all of the monies paid and costs and expenses incurred by Customer to the Consultant.

This section shall apply only to materials provided by Consultant and not to materials provided by Customer, who is solely responsible for its inclusion in the site.

c. That the Consultant will create the original artwork and Website except for artwork supplied by the Customer;

d. That the Consultant has the full and unrestricted right to make this agreement;

e. That the artwork will not infringe upon any copyright or trademark;

f. That it contains no matter contrary to the law;

g. That the Consultant has the right to use the likeness of all the persons depicted in the artwork where the Consultant has supplied the likeness;

h. That the Consultant will indemnify and hold harmless the Customer from any and all claims arising there from, including reasonable legal fees.

4. Customer's Warranties.

The Customer represents as follows:

a. That all artwork, design, logos, likenesses, or photos or persons as supplied by the Customer are with proper permission;

b. That any artwork supplied by the Customer does not infringe on any copyright or trademark;

c. That the Customer will indemnify and hold harmless the Consultant from any and all claims arising there from, including legal fees.

d. That the Customer gives permission to the Consultant to refuse at any time to print or place on the Internet any copy, photograph, or illustration of any kind that in the Consultant’s sole discretion it believes is an invasion of privacy, degrading, libelous, unlawful, obscene, pornographic, in bad taste, or which in the sole judgment of the Consultant is an infringement on a trademark or copyright belonging to others, without Consultant having any affirmative obligation to review the website for such infringement.

5. Confidentiality.

a. This Agreement creates a confidential relationship between Customer and Consultant. Information concerning Consultant's and Customer’s business affairs, vendors, finances, properties, methods of operation, computer programs, employees, documentation, and other such information whether written, oral, or otherwise, is confidential in nature. Consultant, Customer, and employees and consultants of both will adhere fully to this confidentiality agreement. Customer and Consultant will not disclose any confidential information to third parties without prior written consent of the other party except as may be required by law.

6. Governing Law.

a. This agreement shall be binding upon the heirs and assigns of the parties and shall be governed by and interpreted according to the laws of British Columbia. Customer submits to the exclusive jurisdiction of the Provincial and Federal Courts located in British Colombia, Canada for any action or proceeding relating to this agreement and expressly waives any objection it may have to such jurisdiction or the convenience of such forum. As the bringing of any action or proceeding in another jurisdiction by Customer would be in breach of this agreement and could be deemed a fraud upon the court in such foreign jurisdiction, full faith and credit need not be given to such action or proceeding.

7. Entire Agreement.

a. This agreement represents the full understanding between the parties and there is no other agreement, oral or written, between them, and that this agreement may not be modified without an agreement in writing signed by the party to be charged.

8. Breach or Cancellation.

a. In the event of any uncured default in payment within ten (10) business days after notice by the Consultant, the Customer shall be deemed to be in default under this contract. Upon such contract default, or if the Customer gives notice of cancellation of the contract without any default of the Consultant, the Consultant is immediately entitled to all payments previously made and to invoice for all work including overage and options ordered by the Customer to the date of cancellation or breach. There shall be no right to a refund to any payments already made. Consultant shall be entitled to reasonable legal fees in the event the services of an attorney are necessary for collection.

Consequential or third-party damages are prohibited.

b. In the event of any uncured default by the Consultant within five business days of notice by the customer concerning the delivery schedule, the Consultant shall be deemed in default under the contract and the Customer shall be entitled to a refund of payments made at which time the contract is cancelled, the work is deemed that of the Consultant, without any warranties by the Consultant.

The Customer shall be entitled to reasonable legal fees in the event the services of an attorney are necessary for collection. Consequential or third-party damages are prohibited.

9. Completion of Project.

a. The completion of the project by the sending of the final invoice or the earlier "launching" or sending the project to the live "production server" indicates that all work has been done as per the contract and any written approved options and overages. Upon such completion date the Customer agrees that every aspect of the website's appearance and function has been approved by the Customer and that all work has been done. Any requested changes, modifications, upgrades or new work (other than warranty work under Section 3a) will be at extra charge to the Customer.

10. Notices.

a. All notices, necessary, or required writings or documents under this agreement shall be delivered personally or fax received or email delivered, or mailed by certified mail, postage prepaid addressed to the Consultant and Customer at the addresses set forth herein, the use of any of which may be deemed to be a writing signed by the party to be charged.

Notice to the Consultant:

Jorge Salazar

40-1866 Rufus Drive

North Vancouver, BC.

V7J 3L7

Canada

Phone (604) 831-0932

Fax: (604) 924-8107

Email: thaispa@beaconmedia.ca

Email: info@beaconmedia.ca

Notice to the Customer:

Digital Youth Network Corp.

303-1847 West Broadway

Vancouver, BC

V6J 1Y6

Phone (888) 304-7711

E-Mail: info@digitalyouth.ca

11. Headings.

a.	Headings used in the agreement are for convenience only and shall not be used to interpret or construe its provisions.

ACCEPTED AND AGREED:

Customer BY: /s/ Jason Jaspar (signature) Jason Jaspar GM (Print Name) Title August 1, 2006 Date	Consultant BY: /s/ Jorge Salazar (signature) Jorge Salazar_________President____ (Print Name) Title August 1, 2006 Date